EXHIBIT 16.1

June 3, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 3, 2011, of Bacterin International Holdings, Inc. and we are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah